EXHIBIT 99.1

Contact:

Noam Saxonhouse, Investor Relations

703.526.5093

David Douglass, Corporate Communications

703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION ANNOUNCES RECORD RESULTS

Arlington, VA, February 17, 2004 — The Mills Corporation (NYSE: MLS), owner and operator of innovative retail and entertainment destinations, delivered record results for the quarter and year ended December 31, 2003.  Results were driven by increased sales at the Company’s growing portfolio of Landmark Mills, 21st Century Retail and Entertainment and International properties.

Financial Results

•                  Net income available to common stockholders for the quarter rose 14.8% to $0.62 per diluted share as compared to $0.54 per diluted share for the same period a year ago.

•                  Net income available to common stockholders for the year increased 24.7% to $2.07 per diluted share from $1.66 per diluted share for the year ended 2002.

•                  Funds from operations (FFO) per diluted share for the quarter increased 21.5% to $1.13 from $0.93 in the same period a year ago.

•                  FFO per diluted share for the 12 months ended December 31, 2003 increased 14.7% to $3.58 versus $3.12 in the prior year.

FFO growth for the quarter and the year was driven by increases in comparable center net operating income, acquisitions and recently opened centers.  Gains on land sales in the fourth quarter of 2003 were comparable to the same period in 2002.  The current quarter’s FFO also benefited from a FAS 141 adjustment of $0.02 per diluted share. (For 2003, $0.04 of FFO per diluted share was recorded due to FAS 141.)

FFO is a standard measure of operating performance for REITs.  A reconciliation of net income to FFO is provided in the financial statements section of this press release.

Operating Statistics

Operating statistics for our projects were as follows:

•                  Stabilized comparable property NOI increased approximately 5.5% for the twelve months ended December 31, 2003 as compared to the same period in 2002.

•                  Total reported gross tenant sales for the twelve months ended December 31, 2003 increased approximately 57.1% to $6.6 billion as compared to $4.2 billion as reported in 2002.

•                  For the three months ended December 31, 2003, comparable in-line tenant same-space sales per square foot for stabilized Mills Landmark properties increased 1.62% versus the prior year period.  For the three months ended December 31, 2003, gross in-line tenant same space sales per square foot for wholly owned traditional regional malls increased 1.65% versus the same period last year.

•                  For the 12 months ended December 31, 2003, gross in-line tenant reported sales per square foot for the entire portfolio were $337, versus $326 for the 12 months ended December 31, 2002.

•                  The average initial base rent for in-line store leases opened during 2003 was $28.78 per square foot, which was 5.7% higher than rents for tenants who closed or whose leases expired during the period.  This increase rises to 8.3% if spaces that were combined to form larger formats and spaces that were converted from anchor space to in-line space are removed from this calculation.

•                  Stabilized comparable property occupancy was 94.5% on December 31, 2003 versus 93.8% on December 31, 2002.  Total portfolio occupancy as of December 31, 2003 was 93.3% versus 93.8% as of December 31, 2002.

Laurence C. Siegel, Chairman and CEO of The Mills Corporation, said, “Our NOI growth was outstanding in 2003 and was boosted by a strong holiday season, which makes us optimistic about our prospects for 2004.  By rigorously executing on our strategy to grow our portfolio through acquisition and development, we are well positioned to benefit from a resurgence in consumer spending.”

New business activities during the fourth quarter demonstrated The Mills’ commitment to executing on its business objectives to increase shareholder value.  Following are operating highlights for the quarter:

•                  The Mills continues to meet construction and leasing objectives at four Mills Landmark properties: St. Louis, Cincinnati, Vaughan (Toronto), and Pittsburgh.

•                  In December, the Company signed a developer’s agreement with the New Jersey Sports and Exposition Authority for the spectacular Meadowlands Xanadu.  Tenant interest is extremely strong and construction is expected to commence in the second quarter of 2004.

•                  Over the past several months, Vaughan Mills in Toronto, Canada has had very strong in-line and anchor interest — 56.8% of the center already is pre-leased at or above pro forma rents. The Mills has obtained commitments or signed leases from anchor tenants, such as Bass Pro Outdoor World, Burlington Coat, Children’s Place, Tommy Hilfiger, Winners, Lucky Strike Lanes and NASCAR Speed Park.

•                  The Mills continues to explore opportunities in Spain, specifically in Seville, Valencia and Barcelona, and hopes to have one of these opportunities in leasing and construction next year.

•                  In Italy, the Company’s efforts are concentrated on several well-located sites in Milan and Rome – where The Mills has strong local partners and where the partners continue to make encouraging progress through the government entitlement process, especially in Milan.

•                  As part of the Company’s re-tenanting effort across its portfolio, The Mills recently has signed leases with retailers Sears and Sears Appliance, Ann Taylor, Hollister, American Eagle, Nordstrom Rack, Lane Bryant and others.

•                  The Mills welcomed the first Medieval Times themed dinner theatre to its portfolio at Arundel Mills. Other great new restaurants in our portfolio include The Aquarium, owned by Landry, Macaroni Grill, Genghis Grill and Tucano’s Brazilian Grill.

About The Mills Corporation

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, VA that owns, develops, leases, manages and markets a portfolio of 27 retail and entertainment destination centers totaling approximately 34 million square feet. Currently, the Company has six projects under construction or development around the world.  The Company’s Internet address is www.themills.com.

Supplemental Materials

The Company’s SEC Filings (Forms 10-Q & 10-K) and supplemental information packages (Form 8-K) are available on the Company’s website at www.themills.com or may be requested in e-mail or hard copy formats by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@themills.com. The fourth quarter 2003 supplemental information package will be available on the Company’s website at 7:00 am on Tuesday, February 17, 2004.

The Company will provide an online simulcast of its fourth quarter 2003 conference call at www.themills.com. To listen to the live call, please go to the Company’s website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Tuesday, February 17, 2004. An online replay will be available for approximately 90 days at www.themills.com.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained in our 8-K on Attachment 1.

•                  Funds from Operations (FFO)

•                  Net Operating Income (NOI)

•                  Comparable properties

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, The Company can give no assurance that its expectations will be attained and it is possible that its actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company’s various filings with the Securities and Exchange

Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

# # #

THE MILLS CORPORATION
SUPPLEMENTAL FINANCIAL DATA

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Statements of Income Data:
Revenues:
Minimum rent	$65,565	$35,792	$213,683	$119,568
Percentage rent	4,463	1,809	5,636	2,267
Recoveries from tenants	36,030	18,884	107,716	58,123
Other property revenue	11,116	5,733	27,769	15,748
Management fee income from unconsolidated joint ventures	2,705	2,311	11,784	10,925
Other fee income from unconsolidated joint ventures	773	4,348	4,542	8,856

Total operating revenues	120,652	68,877	371,130	215,487

Expenses:
Recoverable from tenants	34,304	18,148	96,531	52,562
Other operating	3,780	2,113	12,724	6,281
General and administrative	8,410	8,117	24,666	17,736
Depreciation and amortization	31,868	16,025	89,691	48,405

Total operating expenses	78,362	44,403	223,612	124,984

	42,290	24,474	147,518	90,503
Other income and expenses:
Equity in earnings of unconsolidated joint ventures	12,413	16,265	27,039	30,522
Equity in foreign currency exchange (losses) gains, net	(33)	—	1,152	—
Equity in loss on debt extinguishments	(430)	(13)	(456)	(13)
Interest income	2,736	1,809	11,518	7,440
Interest expense, net	(23,230)	(12,395)	(76,636)	(48,156)
Loss on debt extinguishments	—	—	(550)	(1,260)
Gain on sales of joint venture interests	729	—	9,191	—
Other income (expense)	431	(2,234)	(1,605)	(653)
Foreign currency exchange gains, net	13,717	4,983	38,639	11,582

Income before minority interest and discontinued operations	48,623	32,889	155,810	89,965
Minority interest including Series D preferred unit distributions	(9,606)	(9,025)	(33,591)	(27,761)

Income from continuing operations	39,017	23,864	122,219	62,204
Discontinued operations, net of minority interest	—	70	93	271

Net income	39,017	23,934	122,312	62,475
Preferred stock dividends	(8,896)	(2,555)	(27,798)	(2,555)

Income available to common stockholders	$30,121	$21,379	$94,514	$59,920

Earnings per Common Share — Basic:
Income from continuing operations	$.63	$.55	$2.09	$1.67
Discontinued operations	—	—	.01	.01
Income per common share	$.63	$.55	$2.10	$1.68

Earnings per Common Share — Diluted:
Income from continuing operations	$.62	$.54	$2.06	$1.65
Discontinued operations	—	—	.01	.01
Income per common share	$.62	$.54	$2.07	$1.66

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Funds From Operations:
Income before minority interest and discontinued operations	$48,623	$32,889	$155,810	$89,965
Add:
Income from discontinued operations before minority interest	—	99	128	397
Depreciation and amortization	31,005	15,394	86,635	46,071
Equity in depreciation and amortization	16,464	11,949	55,445	42,930
Deduct:
Gain on sales of joint venture interests	(729)	—	(9,191)	—
Foreign currency exchange gains, net	(13,717)	(4,983)	(38,639)	(11,582)
Equity in foreign currency exchange (losses) gains, net	33	—	(1,152)	—
Funds from operations	81,679	55,348	249,036	167,781
Less preferred stock dividends and Series D preferred unit distributions	(9,115)	(2,555)	(28,469)	(2,555)
Funds from operations available to common equity holders	$72,564	$52,793	$220,567	$165,226

Funds From Operations per Common Share and Unit (Basic):
Income before minority interest and discontinued operations	$.77	$.59	$2.57	$1.73
Add:
Income from discontinued operations before minority interest	—	—	—	.01
Depreciation and amortization	.49	.28	1.42	.88
Equity in depreciation and amortization	.26	.21	.91	.82
Deduct:
Gain on sales of joint venture interests	(.01)	—	(.15)	—
Foreign currency exchange gains, net	(.22)	(.09)	(.64)	(.22)
Equity in foreign currency exchange gains, net	—	—	(.02)	—
Less preferred stock dividends and Series D preferred unit distributions	(.14)	(.05)	(.47)	(.05)
Funds from operations per common share and unit	$1.15	$.94	$3.62	$3.17

Funds From Operations per Common Share and Unit (Diluted):
Income before minority interest and discontinued operations	$.75	$.58	$2.54	$1.72
Add:
Income from discontinued operations	—	—	—	.01
Depreciation and amortization	.48	.28	1.40	.85
Equity in depreciation and amortization	.26	.21	.90	.81
Deduct: Gain on sales of joint venture interests	(.01)	—	(.15)	—
Foreign currency exchange gains, net	(.21)	(.09)	(.63)	(.22)
Equity in foreign currency exchange gains, net	—	—	(.02)	—
Less preferred stock dividends and Series D preferred unit distributions	(.14)	(.05)	(.46)	(.05)
Funds from operations per common share and unit	$1.13	$.93	$3.58	$3.12

Weighted Average Number of Common Shares and Units Outstanding:
Basic:
Weighted average common shares	48,221	39,257	44,864	35,491
Weighted average common shares and units	62,959	55,719	60,628	52,118
Diluted:
Weighted average common shares	49,318	40,132	45,785	36,355
Weighed average common shares and units	64,056	56,594	61,549	52,982